Exhibit 99.1

AeroGrow Reports Results for Three Months Ended December 31, 2011

•	Operating profit of $377,870 – up more than $340 thousand from 2010

Boulder, CO – February 13, 2012 - AeroGrow International, Inc. (OTC Pink: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended December 31, 2011.   The December quarter is the third quarter of AeroGrow’s fiscal year.

“The quarter ended December 31st was another important step forward in our turnaround,” said Mike Wolfe, CEO of AeroGrow.  “We improved our gross margin, kept our costs contained and delivered solid operating profits, continuing and building upon the positive trends of the last several quarters.”

Financial Highlights for the Three Months Ended December 31, 2011

•	Operating profit increased to $377,870, which was 961% better than the $35,619 operating profit during the same quarter of the prior year.
•	Gross margin of 48.7% was up 6.3 percentage points from 42.4% in the prior year period, reflecting continued improvements in manufacturing and distribution operations, and increased average pricing.
•	Revenue of $3.03 million for the quarter, of which 92.5% represented high-margin direct-to-consumer sales, as the Company has effectively completed its strategic de-emphasis of the retail channel.
•	Operating expenses, excluding cost of sales, decreased almost $1 million year over year, a 47.5% reduction from the prior year period.
•	Marketing efficiency, as measured by dollars of direct-to-consumer revenue per dollar of advertising expense, continued to increase, and was up 67.8% from the same quarter the previous year.
•	Seed kit and accessory sales, the recurring revenue portion of the Company’s business, were 44% of total sales in the quarter, up from 35% of total sales during the same quarter of the prior year.
•	Liquidity was enhanced by closing a $1.6 million working capital facility during the quarter to fund the Company’s operating needs.

“Our focus over the past year has been squarely on driving improvements in our operating results and our capital situation, and I think our results highlight the success we’ve had in those areas,” continued Mr. Wolfe.  “While our overall revenue did decline in the quarter, our strategy of emphasizing higher margin direct-to-consumer channels is visible in our increased profitability.

“We believe we have now built a solid business foundation to support our anticipated growth as we go forward,” continued Mr. Wolfe.  “Our plans call for investing to once again grow the business, while still maintaining our “profits first” philosophy.  The working capital funding we raised during the quarter should support our needs through the rest of the indoor gardening season, allowing us to turn our attention to raising the permanent capital needed to support the implementation of our growth initiatives.”

Results of Operations

For the three months ended December 31, 2011, sales totaled $3,025,945, a $1,976,926, or 39.5%, decrease from the same period in the prior year.  The decrease in revenue principally reflected a $1,160,053, or 84.9%, reduction in sales to retailers that resulted from our strategic decision to de-emphasize this channel because of its low margins and high capital requirements, and our inability to procure inventory in time to support the 2011 holiday demand from our remaining retail customers because of cash constraints we experienced earlier in the fiscal year.  In addition, our direct-to-consumer revenue declined by 21.5%, or $765,204, because of a 53.2% decrease in our advertising expenditures during the quarter, partially offset by a 67.8% increase in the effectiveness of our direct-to-consumer advertising as we generated $8.88 of direct-to-consumer revenue for every dollar of advertising expenditures, as compared to $5.30 in the prior year period.  The increase in dollars of revenue per dollar of advertising expense primarily reflected an increased utilization of electronic marketing media, such as online advertising and email, which is less expensive than traditional catalogue mailings. The lower sales to retailers and the reduced media spend was reflected in lower AeroGarden sales, which declined by 47.9% from the prior year, while the recurring revenue from seed kit and accessories decreased by 24.0%.  Seed kit and accessory sales declined by a smaller percentage than AeroGarden sales because these sales generally represent repeat sales to existing AeroGarden owners, rather than sales to new customers, and therefore tend to be less seasonal, and less dependent on the amount of advertising expenditures than AeroGarden sales, particularly during the Christmas holiday selling season.  Seed kit and accessory sales represented 44.0% percent of total revenue for the three months ended December 31, 2011, up from 35.0% in the prior year period.

Gross margin for the three months ended December 31, 2011 was 48.7%, up from 42.4% for the year earlier period.  The increase in percentage margin reflected a variety of factors during the current year period, including efficiencies achieved in our assembly, fulfillment, and distribution operations, an increased mix of higher-margin direct-to-consumer and seed kit and accessory sales, and higher average selling prices for our products.

Operating expenses other than cost of revenue decreased $991,871, or 47.5%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our operating profit totaled $377,870 for the three months ended December 31, 2011, $342,251 higher than the $35,619 reported in the prior year period.  The improved operating performance reflected the higher gross margin and the significant decrease in operating expenses other than cost of revenue, partially offset by the impact of lower revenue.

Other income and expense for the three months ended December 31, 2011 totaled to a net other expense of $517,091, as compared to net other expense of $1,475,381 in the prior year period.  The net other expense in the current year period included gains totaling $398,373 from negotiated accounts payable balance reductions from certain vendors which were more than offset by interest and $732,185 in non-cash expense related to the combined effect of the amortization of deferred debt issuance costs (principally the value of warrants granted to a placement agent) and a debt discount on convertible notes we issued during the prior fiscal year.  For the three months ended December 31, 2010 these non-cash amortization expenses totaled $1,088,427.  The discount was recognized because the notes had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the life of the notes, as are the related debt issuance costs.

The net loss for the three months ended December 31, 2011 was $139,221, which was $1,300,541 lower than the net loss of $1,439,762 in the same period a year earlier.

The following table sets forth, as a percentage of sales, our financial results for the three months ended December 31, 2011 and the three months ended December 31, 2010:

	Three Months Ended December 31,
	2011	2010
Revenue
Product sales – direct to consumer, net	92.5%	71.2%
Product sales – retail, net	6.8%	27.3%
Product sales – international	0.7%	1.5%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	51.3%	57.6%
Research and development	0.3%	1.1%
Sales and marketing	20.2%	26.6%
General and administrative	15.8%	14.0%
Total operating expenses	87.6%	99.3%
Profit from operations	12.4%	0.7%

 AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	December 31, 2011	March 31, 2011
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$1,159,453	$355,781
Restricted cash	47,894	162,837
Accounts receivable, net of allowance for doubtful accounts of $833 and $17,791 at December 31, 2011 and March 31, 2011, respectively	183,638	290,997
Other receivables	165,725	260,692
Inventory	2,167,286	2,547,570
Prepaid expenses and other	318,437	335,854
Total current assets	4,042,433	3,953,731
Property and equipment, net of accumulated depreciation of $2,727,024 and $2,525,853 at December 31, 2011 and March 31, 2011, respectively	164,922	359,962
Other assets
Intangible assets, net of $39,132 and $24,834 of accumulated amortization at December 31, 2011 and March 31, 2011, respectively	279,856	273,081
Deposits	140,744	159,631
Deferred debt issuance costs, net of accumulated amortization of $1,258,408 and $737,531 at December 31, 2011 and March 31, 2011, respectively	1,035,290	1,488, 491
Total other assets	1,455,890	1,921,203
Total assets	$5,663,245	$6,234,896

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Notes payable	$846,266	$350,798
Notes payable – related party	411,097	211,321
Current portion – long term debt – related party	78,953	13,947
Current portion – long term debt	2,467,712	1,168,160
Accounts payable	1,071,376	1,506,841
Accrued expenses	356,016	614,234
Customer deposits	27,398	122,377
Deferred rent	5,674	22,513
Total current liabilities	5,264,492	4,010,191
Long term debt	4,150,552	3,716,229
Long term debt – related party	617,426	359,751
Total liabilities	10,032,470	8,086,171
Commitments and contingencies (Note 3)
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,526 and 7,576 shares issued and outstanding at December 31, 2011 and March 31, 2011, respectively	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 19,744,160 and 19,244,160 shares issued and outstanding at December 31, 2011 and March 31, 2011, respectively	19,744	19,244
Additional paid-in capital	62,518,189	62,324,016
Accumulated deficit	(66,907,166)	(64,194,543)
Total stockholders' deficit	(4,369,225)	(1,851,275)
Total liabilities and stockholders' deficit	$5,663,245	$6,234,896

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
	2011	2010	2011	2010
Revenue
Product sales	$3,025,945	$5,002,871	$6,089,793	$8,200,507

Operating expenses
Cost of revenue	1,552,098	2,879,404	3,227,024	5,239,919
Research and development	8,185	56,810	36,718	146,570
Sales and marketing	610,761	1,328,326	1,457,702	2,738,613
General and administrative	477,031	702,712	1,733,591	2,411,195
Total operating expenses	$2,648,075	$4,967,252	$6,455,035	$10,536,297

Profit (loss) from operations	377,870	35,619	(365,242)	(2,335,790)

Other (income) expense, net
Interest (income)	(2)	(38)	(16)	(8,568)
Interest expense	846,591	1,198,705	2,476,832	2,650,205
Interest expense – related party	122,211	129,432	351,790	285,181
Other (income) expense	(451,709)	147,282	(481,225)	35,757
Total other expense, net	517,091	1,475,381	2,347,381	2,962,575

Net loss	$(139,221)	$(1,439,762)	$(2,712,623)	$(5,298,365)

Net loss per share, basic	$(0.01)	$(0.09)	$(0.14)	$(0.39)

Net loss per share, diluted	$(0.01)	$(0.09)	$(0.14)	$(0.39)

Weighted average number of common shares outstanding , basic and diluted	19,412,638	15,242,660	19,300,524	13,461,788

Sales by Channel

	Three Months Ended December 31,
Product Revenue	2011	2010
Direct to consumer, net	$2,798,393	$3,563,597
Retail, net	206,007	1,366,060
International	21,545	73,214
Total	$3,025,945	$5,002,871

Sales by Product Type

	Three Months Ended December 31,
	2011	2010
Product Revenue
AeroGardens	$1,694,529	$3,251,866
Seed kits and accessories	1,331,416	1,751,005
Total	$3,025,945	$5,002,871
% of Total Revenue
AeroGardens	56.0%	65.0%
Seed kits and accessories	44.0%	35.0%
Total	100.0%	100.0%

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to raise additional capital; the failure to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755